UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 28, 2008

THE TALBOTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Annual Cash Incentive Program

In establishing The Talbots, Inc. (the “Company” or “Talbots”) fiscal 2008 incentive compensation program for the Company’s management, including all executive officers, the Compensation Committee of the Board of Directors (the “Committee”) worked extensively with its independent compensation consultant and the Company’s CEO, CFO and Senior Vice President, Human Resources.  The new annual incentive program is intended:  (i) to better align incentive compensation with achieving both significant near-term as well as longer-term operating changes as part of Talbots strategic initiatives and plan to improve profitability and sustainable long-term profitable growth, and (ii) to recognize the substantial changes made in the Company’s senior management team during the fiscal 2007 second half.

For fiscal 2008, and likely for fiscal 2009 and fiscal 2010, the Committee established two components of the Company’s annual cash incentive program:  (i) a modified Management Incentive Plan (MIP) from that historically used and (ii) a new Turnaround Incentive Plan (TIP) for fiscal 2008 (and which is also currently expected to apply for each of fiscal 2009 and 2010) applicable to particular executives, including named executive officers.  For fiscal 2008, total target annual cash incentive opportunity under this program will be weighted approximately 60% MIP and 40% TIP.

If “target” performance is achieved for fiscal 2008 under the annual cash incentive program (MIP and TIP), 100% of the target incentive award opportunity for the year would be earned (that is, the individual’s “incentive participation rate”) with 60% of the amount earned attributable to the MIP and 40% of the amount earned attributable to the TIP.

The individual “incentive participation rates” under the annual cash incentive program (MIP and TIP) were reviewed for market competitiveness by the independent compensation consultant and are generally intended to be market median.  For fiscal 2008, the new individual participation rates, which replace the former award levels under the former annual cash incentive program, were established as follows:

•	CEO	120% of base salary

•	COO	75% of base salary

•	EVP level	50% - 75% of base salary

•	SVP level	35% - 50% of base salary

The Committee established the maximum annual cash award opportunity under the annual incentive program (MIP and TIP) at 200% of the “target” incentive award opportunity if the “maximum” performance objectives are achieved.  The Committee believed that this potential maximum annual incentive award, if achieved against the maximum performance targets set by the Committee, would provide added incentive to achieve maximum performance goals and would likely generate material incremental value to Talbots shareholders.

(i) MIP component of annual cash incentive program.  The MIP portion of the fiscal 2008 annual cash incentive program will have three objective performance goals:  (1) income from ongoing operations; (2) return on invested capital (ROIC); and (3) individual/business unit objectives.  The prior MIP program had included a separate multiplier tied to a subjective grading of individual performance; this multiplier has been eliminated.

(ii) TIP component of annual cash incentive program.  The new TIP portion of the annual cash incentive program applies to certain senior executives, including named executive officers.  The TIP was specially created to address the expected transition period under the Company’s strategic initiatives and turnaround plan.  The Committee determined that for this transition period, the combination of the on-going MIP (above) and the TIP, would better align annual incentive compensation with achievement against the turnaround objectives and strategic initiatives.  The objective performance goals under the TIP for fiscal 2008 are based on realized cost savings expected to be generated from particular strategic initiatives being implemented by the Company.

Long-Term Equity Incentive Program

The Committee also reviewed the Company’s long-term equity incentive program for fiscal 2008 and determined that the equity program would  consist of: (i) time-based restricted stock awards  for all participants, including all named executive officers and (ii) stock options for senior executive levels.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of The Talbots, Inc. 2003 Executive Stock Based Incentive Plan RestrictedStock Agreement.

10.2	Form of The Talbots, Inc. 2003 Executive Stock Based Incentive PlanNonqualified Stock Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: March 5, 2008	By:	/s/ Richard T. O’Connell, Jr.
		Name:	Richard T. O’Connell, Jr.
		Title:	Executive Vice President, Legal and Real Estate and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of The Talbots, Inc. 2003 Executive Stock Based IncentivePlan Restricted Stock Agreement.

10.2	Form of The Talbots, Inc. 2003 Executive Stock Based IncentivePlan Nonqualified Stock Option Agreement.